Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

Baltic Trading Limited Announces Agreement to Acquire Two Handysize Vessels

Grows Fleet Approximately 10%

NEW YORK, July 8, 2013 – Baltic Trading Limited (NYSE: BALT) announced today that it has agreed to acquire two 32,000 dwt Handysize vessels, for an aggregate purchase price of approximately $41.0 million. The acquisition is subject to the completion of customary documentation and closing conditions.

The two vessels, the 2010-built Baltic Fox and the 2009-built Baltic Hare, are expected to be delivered to Baltic Trading by the end of the third quarter of 2013. Baltic Trading has reached an agreement to enter both vessels upon delivery into the Clipper Logger Pool, a Handysize pool operated by Clipper Bulk.

Upon completion of the acquisition, Baltic Trading will own 11 drybulk vessels, consisting of two Capesize vessels, four Supramax vessels and five Handysize vessels with a total carrying capacity of approximately 736,000 dwt and an average age of approximately 3.5 years. Baltic Trading plans to finance this acquisition in part through the proceeds from its $23.1 million share offering completed on May 28, 2013. For the remainder of the purchase price, the Company has obtained a commitment for approximately $20 million of commercial bank financing from a global lending institution, which is subject to definitive loan documentation.

John C. Wobensmith, President and Chief Financial Officer, commented, "We are pleased to take advantage of favorable asset prices with the acquisition of two high-quality Handysize vessels, which will expand our modern fleet approximately 10% on a tonnage basis. This acquisition, our first in the past three years, will enhance our fleet profile and strengthen our ability to benefit from the positive long-term demand for the global transportation of drybulk goods. Consistent with our strategy, we intend to employ the Baltic Fox and the Baltic Hare in a spot market-related vessel pool, enabling our Company to take advantage of a potentially rising freight rate environment and maximize utilization. We remain committed to pursuing attractive growth opportunities that expand our future earnings and dividend potential while maintaining an efficient operating platform and low debt levels."

The following table sets forth information about the two vessels to be acquired by the Company:

New Vessel Name	DWT	Year Built	Charterer	Employment Structure (1)	Expected Delivery (2)

Baltic Fox	31,883	2010	Clipper Logger Pool	Spot Pool	Q3 2013

Baltic Hare	31,887	2009	Clipper Logger Pool	Spot Pool	Q3 2013

(1)	We have reached an agreement to enter these vessels into the Clipper Logger Pool a vessel pool trading in the spot market, whereby Clipper Group acts as the pool manager.
(2)	The dates for vessels being delivered in the future are estimates based on guidance received from the sellers.

About Baltic Trading Limited
Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading's fleet consists of two Capesize, four Supramax and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.  After the expected delivery of the two Handysize vessels that Baltic Trading has agreed to acquire, Baltic Trading will own 11 drybulk vessels, consisting of two Capesize, four Supramax and five Handysize vessels with a total carrying capacity of approximately 736,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Such statements are subject to various risks, uncertainties and assumptions, including market conditions.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: the fulfillment of the closing conditions under, or the execution of additional documentation for, our agreements to acquire vessels; completion and funding of financing on acceptable terms; and other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2012 and our subsequent reports on Form 10-Q and Form 8-K.  There can be no assurance that we will be able to obtain the proposed commercial bank financing or any other financing, or that if we do so, that it will be able to borrow all or any of the amounts committed thereunder. The Company may be liable for damages if the vessel acquisitions fail to close as a result of the Company's unwillingness, inability or other failure to pay the purchase price under the agreements to purchase the two drybulk vessels.  These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.

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